Exhibit 99.1

Extra Space Storage Inc.
PHONE (801) 365-4600
FAX (801) 365-4855
2795 East Cottonwood Parkway, Suite 400
Salt Lake City, Utah 84121
www.extraspace.com

FOR IMMEDIATE RELEASE

Extra Space Storage Inc. Reports 2015 Third Quarter Results

SALT LAKE CITY, October 28, 2015 — Extra Space Storage Inc. (NYSE: EXR) (the “Company”), a leading owner and operator of self-storage in the United States, announced operating results for the three and nine months ended September 30, 2015.

Highlights for the three months ended September 30, 2015:

•	Achieved funds from operations attributable to common stockholders (“FFO”) of $0.81 per diluted share. Excluding costs associated with acquisitions and non-cash interest, FFO as adjusted was also $0.81 per diluted share, representing a 12.5% increase compared to the same period in 2014.

•	Increased same-store revenue by 9.9% and same-store net operating income (“NOI”) by 12.6% compared to the same period in 2014.

•	Increased same-store occupancy by 200 basis points to 93.6% as of September 30, 2015, compared to 91.6% as of September 30, 2014.

•	Acquired one operating store for $6.1 million.

•	Issued $575.0 million in 3.125% Exchangeable Senior Notes and retired $164.6 million in 2.375% Exchangeable Senior Notes.

•	Filed a $400.0 million “at the market” equity program with the Securities and Exchange Commission.

•	Paid a quarterly dividend of $0.59 per share.

Highlights for the nine months ended September 30, 2015:

•	Achieved FFO of $2.21 per diluted share. Excluding costs associated with acquisitions and non-cash interest, FFO as adjusted was $2.26 per diluted share, representing a 17.1% increase compared to the same period in 2014.

•	Increased same-store revenue by 9.2% and same-store NOI by 12.1% compared to the same period in 2014.

•	Acquired 38 operating stores for approximately $330.1 million, and two stores at completion of construction for approximately $22.4 million.

Highlights subsequent to September 30, 2015:

•	Closed the merger with SmartStop Self Storage, Inc. (“SmartStop”) on October 1, 2015 for approximately $1.3 billion adding 122 wholly-owned stores.

•	Assumed the management of 43 SmartStop stores concurrently with the closing of the SmartStop merger.

Spencer F. Kirk, CEO of Extra Space Storage Inc., commented: “The storage sector as a whole is experiencing favorable operating conditions, and our mobile technology continues to expand our advantage over smaller operators. Our ability to capitalize in this market resulted in record-high revenue and NOI growth for the quarter. In addition, the recently closed SmartStop acquisition significantly increased our nationwide footprint and online presence, and we will leverage that size and scale to further benefit our stockholders.”

FFO Per Share:

The following table outlines the Company’s FFO and FFO as adjusted for the three and nine months ended September 30, 2015 and 2014. The table also provides a reconciliation to GAAP net income attributable to common stockholders and earnings per diluted share for each period presented (amounts shown in thousands, except share and per share data — unaudited):

	For the Three Months Ended September 30,				For the Nine Months Ended September 30,
	2015		2014		2015		2014
		(per share)		(per share)		(per share)		(per share)
Net income attributable to common stockholders	$71,718	$0.58	$54,228	$0.47	$180,799	$1.51	$133,233	$1.15
Impact of the difference in weighted average number of shares – diluted(1)		(0.03)		(0.03)		(0.09)		(0.07)
Adjustments:
Real estate depreciation	27,792	0.21	25,005	0.20	81,221	0.64	71,967	0.59
Amortization of intangibles	1,445	0.01	2,759	0.02	6,686	0.05	9,594	0.08
(Gain) loss on real estate transactions and earnout from prior acquisitions	(1,101)	(0.01)	2,500	0.02	(1,501)	(0.01)	10,285	0.08
Unconsolidated joint venture real estate depreciation and amortization	1,052	0.01	1,131	0.01	3,167	0.03	3,304	0.03
Unconsolidated joint venture gain on sale of properties and purchase of partners’ interests	-	-	(378)	-	(2,857)	(0.02)	(3,816)	(0.03)
Distributions paid on Series A Preferred Operating Partnership units	(1,272)	(0.01)	(1,438)	(0.01)	(3,817)	(0.03)	(4,313)	(0.04)
Income allocated to Operating Partnership noncontrolling interests	6,493	0.05	4,962	0.04	16,994	0.13	13,170	0.11
FFO attributable to common stockholders	$106,127	$0.81	$88,769	$0.72	$280,692	$2.21	$233,424	$1.90

Adjustments:
Non-cash interest expense related to amortization of discount on equity portion of exchangeable senior notes	805	-	679	-	2,198	0.02	2,004	0.02
Non-cash interest benefit related to out of market debt	(364)	-	(742)	-	(2,047)	(0.02)	(2,350)	(0.02)
Acquisition related costs	280	-	436	-	5,703	0.05	3,885	0.03

FFO as adjusted attributable to common stockholders	$106,848	$0.81	$89,142	$0.72	$286,546	$2.26	$236,963	$1.93

Weighted average number of shares – diluted(2)	131,562,105		122,972,502		126,927,108		122,808,077

(1)	Adjustment to account for the difference between the number of shares used to calculate earnings per share and the number of shares used to calculate FFO per share. Earnings per share is calculated using the two-class method, which uses a lower number of shares than the calculation for FFO per share and FFO as adjusted per share, which are calculated assuming full redemption of all OP units as described in note (2).

(2)	Extra Space Storage LP (the “Operating Partnership”) has outstanding preferred and common operating partnership units (“OP units”). These OP units can be redeemed for cash or, at the Company’s election, shares of the Company’s common stock. Redemption of all OP units for common stock has been assumed for purposes of calculating the weighted average number of shares — diluted as presented above. The computation of weighted average shares — diluted for FFO per share and FFO as adjusted per share also includes the effect of share-based compensation plans and shares related to the exchangeable senior notes using the treasury stock method.

Operating Results and Same-Store Performance:

The following table outlines the Company’s same-store performance for the three and nine months ended September 30, 2015 and 2014 (amounts shown in thousands, except store count data—unaudited):

	For the Three Months Ended September 30,		Percent	For the Nine Months Ended September 30,		Percent
	2015	2014	Change	2015	2014	Change
Same-store rental and tenant reinsurance revenues	$152,979	$139,258	9.9%	$439,218	$402,193	9.2%
Same-store operating and tenant reinsurance expenses	41,144	39,931	3.0%	124,467	121,336	2.6%

Same-store net operating income	$111,835	$99,327	12.6%	$314,751	$280,857	12.1%

Non same-store rental and tenant reinsurance revenues	$35,795	$20,796	72.1%	$93,324	$56,611	64.9%
Non same-store operating and tenant reinsurance expenses	$11,342	$6,293	80.2%	$29,683	$15,867	87.1%

Total rental and tenant reinsurance revenues	$188,774	$160,054	17.9%	$532,542	$458,804	16.1%
Total operating and tenant reinsurance expenses	$52,486	$46,224	13.5%	$154,150	$137,203	12.4%

Same-store square foot occupancy as of quarter end	93.6%	91.6%		93.6%	91.6%

Properties included in same-store	503	503		503	503

Same-store revenues for the three and nine months ended September 30, 2015 increased due to gains in occupancy, higher rental rates for both new and existing customers and reduced customer discounts. Expenses were higher for the three months ended September 30, 2015 due to increases in advertising, tenant reinsurance expense, credit card merchant fees and property taxes. Increases in expenses were partially offset by decreases in utility expenses during the three months ended September 30, 2015.

Expenses were higher for the nine months ended September 30, 2015 due to increases in tenant reinsurance expense, credit card merchant fees, repairs and maintenance and property taxes. Increases in expenses were partially offset by decreases in utility expenses and property insurance expense during the nine months ended September 30, 2015.

Major markets with revenue growth above the Company’s portfolio average for the nine months ended September 30, 2015 included Denver, Houston, Los Angeles, Sacramento, San Francisco and Tampa/St. Petersburg. Major markets performing below the Company’s portfolio average included Chicago, Philadelphia and Washington D.C./Baltimore.

Acquisition and Third-Party Management Activity:

The following table outlines the Company’s acquisitions closed (dollars in thousands – unaudited):

	For the Three Months Ended September 30, 2015		For the Nine Months Ended September 30, 2015		Subsequent to September 30, 2015		2015 Total
	Stores	Purchase Price	Stores	Purchase Price	Stores	Purchase Price	Stores	Purchase Price
Operating Stores	1	$6,100	38	$330,092	123	$1,327,250	161	$1,657,342
Stores Purchased Upon Completion	-	-	2	22,400	1	8,700	3	31,100

Wholly Owned Total	1	$6,100	40	$352,492	124	$1,335,950	164	$1,688,442

JV Stores Purchased Upon Completion[1]	1	5,428	1	5,428	-	-	1	5,428

Total	2	$11,528	41	$357,920	124	$1,335,950	165	$1,693,870

1. Extra Space holds a 10% interest in the joint venture

The following table outlines the Company’s stores under contract (dollars in thousands – unaudited):

	October 28, 2015 through December 31, 2015		Projected 2016		Projected 2017-18		Total Under Contract
	Stores	Purchase Price	Stores	Purchase Price	Stores	Purchase Price	Stores	Purchase Price
Operating Stores	6	$53,000	3	$29,100	-	-	9	$82,100
Stores Purchased Upon Completion	2	14,800	9	81,800	4	52,233	15	148,833

Wholly Owned Total	8	$67,800	12	$110,900	4	$52,233	24	$230,933

JV Stores Purchased Upon Completion[1]	1	11,300	1	16,500	-	-	2	27,800

Total	9	$79,100	13	$127,400	4	$52,233	26	$258,733

1. Extra Space holds a 10% interest in the joint venture

The operating and other store acquisitions described above are subject to customary closing conditions and no assurance can be provided that these acquisitions will be completed on the terms described, or at all.

Property Management:

As of September 30, 2015, the Company managed 302 stores for third-party owners. With an additional 252 stores owned and operated in joint ventures, the Company had a total of 554 stores under management. The Company continues to be the largest self-storage management company in the United States.

Balance Sheet:

On September 21, 2015, the Operating Partnership issued $500.0 million in aggregate principal amount of its 3.125% Exchangeable Senior Notes due 2035. An option to purchase an additional $75.0 million in aggregate principal amount was exercised by the initial purchasers on September 25, 2015. The Operating Partnership used a portion of the proceeds to retire $164.6 million of its 2.375% Exchangeable Senior Notes due 2033.

On August 28, 2015, the Company filed a $400.0 million “at the market” (“ATM”) equity program with the Securities and Exchange Commission, and entered into separate equity distribution agreements with five sales agents. Under the terms of the equity distribution agreements, the Company may from time to time offer and sell shares of common stock, up to the aggregate offering price of $400.0 million, through its sales agents. During the quarter, the Company sold 410,000 shares of common stock using its ATM program at an average sales price of $75.17 per share, resulting in net proceeds of $30.5 million after deducting offering costs.

As of September 30, 2015, the Company’s percentage of fixed-rate debt to total debt was 71.4%. The weighted average interest rates of the Company’s fixed and variable-rate debt were 3.6% and 1.9%, respectively. The combined weighted average interest rate was 3.1% with a weighted average maturity of approximately 4.9 years.

Dividends:

On September 30, 2015, the Company paid a third quarter common stock dividend of $0.59 per share to stockholders of record at the close of business on September 15, 2015.

Outlook:

The following table outlines the Company’s FFO estimates and annual assumptions for the year ending December 31, 2015:

	Ranges for 2015 Annual Assumptions		Notes
	Low	High
Funds from operations attributable to common stockholders	$2.69	$2.72
Funds from operations as adjusted attributable to common stockholders	$3.10	$3.13

Same-store property revenue growth	8.50%	9.00%	Assumes a same-store pool of 503 stores and includes tenant reinsurance
Same-store property expense growth	3.00%	3.50%	Assumes a same-store pool of 503 stores and includes tenant reinsurance
Same-store property NOI growth	11.00%	11.75%	Assumes a same-store pool of 503 stores and includes tenant reinsurance
Weighted average one-month LIBOR	0.20%	0.20%

Net tenant reinsurance income	$57,500,000	$58,500,000
General and administrative expenses	$65,500,000	$66,500,000	Includes non-cash compensation expense of $5.5 million
Average monthly cash balance	$75,000,000	$75,000,000
Equity in earnings of real estate ventures	$12,000,000	$12,500,000
Acquisition of SmartStop Self Storage, Inc.	$1,320,000,000	$1,320,000,000	Closed 10/1/2015
Acquisition of operating stores	$450,000,000	$450,000,000
Acquisition of other stores upon completion of development	$50,000,000	$50,000,000
Interest expense	$95,000,000	$96,000,000
Non-cash interest expense related to exchangeable senior notes	$3,800,000	$3,800,000	Excluded from FFO as adjusted
Non-cash interest benefit related to out of market debt	$2,400,000	$2,400,000	Excluded from FFO as adjusted
Taxes associated with the Company’s taxable REIT subsidiary	$10,500,000	$11,000,000
Acquisition related costs	$51,000,000	$51,000,000	Excluded from FFO as adjusted and includes $38.0 million in debt elimination costs associated with the SmartStop acquisition

Weighted average share count	128,500,000	128,500,000	Assumes redemption of all OP units for common stock

FFO estimates for the year are fully diluted for an estimated average number of shares and OP units outstanding during the year. The Company’s estimates are forward-looking and based on management’s view of current and future market conditions. The Company’s actual results may differ materially from these estimates.

Supplemental Financial Information:

Supplemental unaudited financial information regarding the Company’s performance can be found on the Company’s website at www.extraspace.com. Click on the “Investor Relations” link on the home page, then on “Financials & Stock Info,” then on “Quarterly Earnings” in the navigation menu. This supplemental information provides additional detail on items that include store occupancy and financial performance by portfolio and market, debt maturity schedules and performance of lease-up assets.

Conference Call:

The Company will host a conference call at 1:00 p.m. Eastern Time on Thursday, October 29, 2015, to discuss its financial results. To participate in the conference call, please dial 855-791-2026 or 631-485-4899 for international participants; conference ID: 50224614. The conference call will also be available on the Company’s website at www.extraspace.com. To listen to a live broadcast, go to the site at least 15 minutes prior to the scheduled start time in order to register, download and install any necessary audio software. A replay of the call will be available for 30 days on the Company’s website in the Investor Relations section.

A replay of the call will also be available by telephone, from 4:00 p.m. Eastern Time on October 29, 2015, until 11:59 p.m. Eastern Time on November 3, 2015. The replay dial-in numbers are 855-859-2056 or 404-537-3406 for international callers; conference ID: 50224614.

Forward-Looking Statements:

Certain information set forth in this release contains “forward-looking statements” within the meaning of the federal securities laws. Forward-looking statements include statements concerning the benefits of the SmartStop acquisition and other store acquisitions, favorable market conditions, our outlook and estimates for the year and other statements concerning our plans, objectives, goals, strategies, future events, future revenues or performance, capital expenditures, financing needs, plans or intentions relating to acquisitions and other information that is not historical information. In some cases, forward-looking statements can be identified by terminology such as “believes,” “estimates,” “expects,” “may,” “will,” “should,” “anticipates,” or “intends,” or the negative of such terms or other comparable terminology, or by discussions of strategy. We may also make additional forward-looking statements from time to time. All such subsequent forward-looking statements, whether written or oral, by us or on our behalf, are also expressly qualified by these cautionary statements. There are a number of risks and uncertainties that could cause our actual results to differ materially from the forward-looking statements contained in or contemplated by this release. Any forward-looking statements should be considered in light of the risks referenced in the “Risk Factors” section included in our most recent Annual Report on Form 10-K and Quarterly Reports on Form 10-Q. Such factors include, but are not limited to:

•	adverse changes in general economic conditions, the real estate industry and the markets in which we operate;

•	failure to close pending acquisitions on expected terms, or at all;

•	the effect of competition from new and existing self-storage facilities or other storage alternatives, which could cause rents and occupancy rates to decline;

•	difficulties in our ability to evaluate, finance, complete and integrate acquisitions and developments successfully and to lease up those stores, which could adversely affect our profitability;

•	potential liability for uninsured losses and environmental contamination;

•	the impact of the regulatory environment as well as national, state and local laws and regulations, including, without limitation, those governing real estate investment trusts (“REITs”), tenant reinsurance and other aspects of our business, which could adversely affect our results;

•	disruptions in credit and financial markets and resulting difficulties in raising capital or obtaining credit at reasonable rates or at all, which could impede our ability to grow;

•	increased interest rates and operating costs;

•	reductions in asset valuations and related impairment charges;

•	the failure of our joint venture partners to fulfill their obligations to us or their pursuit of actions that are inconsistent with our objectives;

•	the failure to maintain our REIT status for federal income tax purposes;

•	economic uncertainty due to the impact of war or terrorism, which could adversely affect our business plan; and

•	difficulties in our ability to attract and retain qualified personnel and management members.

All forward-looking statements are based upon our current expectations and various assumptions. Our expectations, beliefs and projections are expressed in good faith and we believe there is a reasonable basis for them, but there can be no assurance that management’s expectations, beliefs and projections will result or be achieved. All forward-looking statements apply only as of the date made. We undertake no obligation to publicly update or revise forward-looking statements which may be made to reflect events or circumstances after the date made or to reflect the occurrence of unanticipated events.

Definition of FFO:

FFO provides relevant and meaningful information about the Company’s operating performance that is necessary, along with net income and cash flows, for an understanding of the Company’s operating results. The Company believes FFO is a meaningful disclosure as a supplement to net earnings. Net earnings assume that the values of real estate assets diminish predictably over time as reflected through depreciation and amortization expenses. The values of real estate assets fluctuate due to market conditions and the Company believes FFO more accurately reflects the value of the Company’s real estate assets. FFO is defined by the National Association of Real Estate Investment Trusts, Inc. (“NAREIT”) as net income computed in accordance with U.S. generally accepted accounting principles (“GAAP”), excluding gains or losses on sales of operating stores and impairment write downs of depreciable real estate assets, plus depreciation and amortization and after adjustments to record unconsolidated partnerships and joint ventures on the same basis. The Company believes that to further understand the Company’s performance, FFO should be considered along with the reported net income and cash flows in accordance with GAAP, as presented in the Company’s consolidated financial statements.

For informational purposes, the Company also presents FFO as adjusted which excludes non-recurring revenues and expenses, acquisition related costs and non-cash interest. Although the Company’s calculation of FFO as adjusted differs from NAREIT’s definition of FFO and may not be comparable to that of other REITs and real estate companies, the Company believes it provides a meaningful supplemental measure of operating performance. The Company believes that by excluding non-recurring revenues and expenses, the costs related to acquiring stores and non-cash interest charges, stockholders and potential investors are presented with an indicator of its operating performance that more closely achieves the objectives of the real estate industry in presenting FFO. FFO as adjusted by the Company should not be considered a replacement of the NAREIT definition of FFO. The computation of FFO may not be comparable to FFO reported by other REITs or real estate companies that do not define the term in accordance with the current NAREIT definition or that interpret the current NAREIT definition differently. FFO does not represent cash generated from operating activities determined in accordance with GAAP, and should not be considered as an alternative to net income as an indication of the Company’s performance, as an alternative to net cash flow from operating activities as a measure of liquidity, or as an indicator of the Company’s ability to make cash distributions.

Definition of Same-Store:

The Company’s same-store pool for the periods presented consists of 503 stores that are wholly-owned and operated and that were stabilized by the first day of the earliest calendar year presented. The Company considers a store to be stabilized once it has been open for three years or has sustained average square foot occupancy of 80.0% or more for one calendar year. Same-store results provide information relating to store operations without the effects of acquisitions or completed developments and should not be used as a basis for future same-store performance or for the performance of the Company’s stores as a whole.

About Extra Space Storage Inc.:

Extra Space Storage Inc., headquartered in Salt Lake City, Utah, is a self-administered and self-managed REIT. As of September 30, 2015, the Company owned and/or operated 1,170 self-storage stores in 36 states, Washington, D.C. and Puerto Rico. The Company’s stores comprise approximately 787,000 units and approximately 87.1 million square feet of rentable space. The Company offers customers a wide selection of conveniently located and secure storage units across the country, including boat storage, RV storage and business storage. The Company is the second largest owner and/or operator of self-storage stores in the United States and is the largest self-storage management company in the United States.

###

For Information:

Jeff Norman

Extra Space Storage Inc.

(801) 365-1759

Extra Space Storage Inc.

Consolidated Balance Sheets

(In thousands, except share data)

	September 30, 2015	December 31, 2014
	(Unaudited)
Assets:
Real estate assets, net	$4,452,251	$4,142,950
Investments in unconsolidated real estate ventures	84,671	85,711
Cash and cash equivalents	1,115,532	47,663
Restricted cash	228,629	25,245
Receivables from related parties and affiliated real estate joint ventures	3,016	11,778
Other assets, net	118,737	88,760

Total assets	$6,002,836	$4,402,107

Liabilities, Noncontrolling Interests and Equity:
Notes payable	$2,527,756	$1,872,067
Premium on notes payable	1,235	3,281
Exchangeable senior notes	660,364	250,000
Discount on exchangeable senior notes	(26,146)	(13,054)
Notes payable to trusts	119,590	119,590
Lines of credit	185,000	138,000
Accounts payable and accrued expenses	76,303	65,521
Other liabilities	71,394	54,719

Total liabilities	3,615,496	2,490,124

Commitments and contingencies

Noncontrolling Interests and Equity:
Extra Space Storage Inc. stockholders’ equity:
Preferred stock, $0.01 par value, 50,000,000 shares authorized, no shares issued or outstanding	-	-
Common stock, $0.01 par value, 500,000,000 shares authorized, 123,332,292 and 116,360,239 shares issued and outstanding at September 30, 2015 and December 31, 2014, respectively	1,233	1,163
Additional paid-in capital	2,401,886	1,995,484
Accumulated other comprehensive loss	(20,812)	(1,484)
Accumulated deficit	(273,015)	(257,738)

Total Extra Space Storage Inc. stockholders’ equity	2,109,292	1,737,425
Noncontrolling interest represented by Preferred Operating Partnership units, net of $120,230 notes receivable	80,869	81,152
Noncontrolling interests in Operating Partnership	197,017	92,422
Other noncontrolling interests	162	984

Total noncontrolling interests and equity	2,387,340	1,911,983

Total liabilities, noncontrolling interests and equity	$6,002,836	$4,402,107

Consolidated Statement of Operations for the three and nine months ended September 30, 2015 and 2014 (unaudited)

(In thousands, except share and per share data)

	For the Three Months Ended September 30,		For the Nine Months Ended September 30,
	2015	2014	2015	2014
Revenues:
Property rental	$170,548	$144,669	$480,466	$415,448
Tenant reinsurance	18,226	15,385	52,076	43,356
Management fees and other income	8,723	9,013	23,969	23,167

Total revenues	197,497	169,067	556,511	481,971

Expenses:
Property operations	48,878	43,294	144,331	129,070
Tenant reinsurance	3,608	2,930	9,819	8,133
Acquisition related costs	280	436	5,703	3,885
General and administrative	16,716	15,665	49,620	46,436
Depreciation and amortization	30,711	29,249	92,691	85,895

Total expenses	100,193	91,574	302,164	273,419

Income from operations	97,304	77,493	254,347	208,552

Gain (loss) on real estate transactions and earnout from prior acquisitions	1,101	(2,500)	1,501	(10,285)
Interest expense	(20,811)	(20,681)	(65,053)	(60,937)
Non-cash interest expense related to amortization of discount on equity component of exchangeable senior notes	(805)	(679)	(2,198)	(2,004)
Interest income	356	186	1,640	1,167
Interest income on note receivable from Preferred Operating Partnership unit holder	1,213	1,213	3,638	3,638

Income before equity in earnings of unconsolidated real estate ventures and income tax expense	78,358	55,032	193,875	140,131

Equity in earnings of unconsolidated real estate ventures	3,403	2,777	9,054	7,800

Equity in earnings of unconsolidated real estate ventures - gain on sale of real estate assets and purchase of joint venture partners’ interests	-	378	2,857	3,816
Income tax expense	(3,561)	1,006	(7,994)	(5,337)

Net income	78,200	59,193	197,792	146,410
Net income allocated to Preferred Operating Partnership noncontrolling interests	(3,112)	(2,977)	(9,045)	(8,281)
Net income allocated to Operating Partnership and other noncontrolling interests	(3,370)	(1,988)	(7,948)	(4,896)

Net income attributable to common stockholders	$71,718	$54,228	$180,799	$133,233

Earnings per common share
Basic	$0.58	$0.47	$1.52	$1.15

Diluted	$0.58	$0.47	$1.51	$1.15

Weighted average number of shares
Basic	122,644,837	115,726,911	118,564,872	115,606,845
Diluted	130,398,111	121,617,554	125,406,313	121,551,889

Cash dividends paid per common share	$0.59	$0.47	$1.65	$1.34

Reconciliation of the Range of Estimated Fully Diluted Earnings Per Share to Estimated Fully Diluted FFO Per Share — for the Three Months Ending December 31, 2015 and Year Ending December 31, 2015 — Unaudited

	For the Three Months Ending December 31, 2015		For the Year Ending December 31, 2015
	Low End	High End	Low End	High End
Net income attributable to common stockholders per diluted share	$0.22	$0.24	$1.63	$1.66
Income allocated to noncontrolling interest - Preferred Operating Partnership and Operating Partnership	0.04	0.04	0.17	0.17
Fixed component of income allocated to non-controlling interest - Preferred Operating Partnership	(0.01)	(0.01)	(0.04)	(0.04)

Net income attributable to common stockholders for diluted computations	0.25	0.27	1.76	1.79

Adjustments:
Real estate depreciation	0.20	0.20	0.85	0.85
Amortization of intangibles	0.03	0.03	0.08	0.08
Unconsolidated joint venture real estate depreciation and amortization	0.01	0.01	0.03	0.03
Unconsolidated joint venture gain on sale of real estate and purchase of partners’ interests	-	-	(0.03)	(0.03)

Funds from operations attributable to common stockholders	$0.49	$0.51	$2.69	$2.72

Adjustments:
Non-cash interest related to out of market debt	(0.01)	(0.01)	(0.02)	(0.02)
Non-cash interest expense related to amortization of discount on equity portion of exchangeable senior notes	0.01	0.01	0.03	0.03
Acquisition related costs	0.36	0.36	0.40	0.40

Funds from operations as adjusted attributable to common stockholders	$0.85	$0.87	$3.10	$3.13